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  Principal
     Financial                                           Principal Life
     Group                                               Insurance Company


April 24, 2002


Dear Sir or Madam:

This opinion is furnished in connection with the filing of Post-Effective Amendment No.22 to Registration Statement No. 33-13481 on Form S-6 ("Registration Statement"), which covers premiums expected to be received under Flexible Premium Variable Life Insurance Policies ("Policies") offered by Principal Life Insurance Company.

In my opinion the illustrations of accumulated premiums, death benefits, accumulated values and surrender values for the Policies shown in the Appendix to the prospectus included in the Registration Statement, based on the assumptions stated in the illustrations, are consistent with the provisions of the Policies. The rate structure of the Policies has not been designed so as to make the relationship between premiums and benefits as shown in these illustrations appear to be correspondingly more favorable to a prospective purchaser of a Policy for male, age 35, than the prospective purchasers of the Policy for females or males at other ages.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the references to my name under the heading "Experts" in the prospectus.

Respectfully,

/s/Lisa Butterbaugh

Lisa Butterbaugh
Senior Actuary
Phone: (515) 248-3792
Fax: (515) 362-0056



Mailing Address: Des Moines, Iowa USA 50392-0001 (515) 247-5111